Exhibit 5.1
111 S.W. Fifth Avenue, 2300 U.S. Bancorp Tower | Portland, OR 97204 | T 503.243.2300 | F 503.241.8014 Holland & Knight LLP | www.hklaw.com

May 19, 2014

S&W Seed Company
25552 South Butte Avenue
Five Points, CA 93624

Re:    S&W Seed Company - Registration Statement on Form S-8, filed May 19, 2014, covering 1,700,000 shares of common stock reserved under the Amended and Restated 2009 Equity Incentive Plan

Ladies and Gentlemen:

We are acting as counsel to S&W Seed Company, a Nevada corporation (the "Company"), in connection with the registration, under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") of up to 1,700,000 shares of the Company's common stock, $0.001 par value (the "Shares"), issued or that may be issued under the Company's Amended and Restated 2009 Equity Incentive Plan (the "Plan"), including up to 1,215,000 shares of the Company's common stock, $0.001 par value, that may be offered and sold by certain selling stockholders pursuant to the reoffer prospectus contained in the Registration Statement.

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates, and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinion hereinafter expressed. In connection with the opinion, we have assumed that, at or prior to the time of the delivery of any Shares, there will not have occurred any change in law affecting the validity or enforceability of the Plan or the securities offered thereunder.

Based upon the foregoing, we are of the opinion that each Share that is newly issued will be legally issued, fully paid, and non-assessable when (i) the Registration Statement, as it may be amended, shall have become effective under the Securities Act, and (ii) a certificate representing such Share shall have been duly executed, countersigned, and registered and duly delivered as contemplated by and in accordance with the terms of the Plan to the purchaser thereof against payment of the agreed consideration therefor (which is assumed to be in an amount not less than the par value thereof) determined in accordance with the terms of the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the related prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP

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